Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cool Holdings, Inc.

Maryland

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3/A, of our report dated November 14, 2017, relating to the financial statements of OneClick Argentino S.R.L., which is incorporated by reference from the amended registration statement filed on Form S-4 (Registration No. 333-220525) of Cool Holdings, Inc. (previously InfoSonics Corporation) filed February 9, 2018.  Our report contains an explanatory paragraph regarding the OneClick Argentino S.R.L.’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Miguel Marcelo Canetti

Becher y Asociados S.R.L.

Miguel Marcelo Canetti

Partner

August 27, 2018